                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             RALSTON PURINA COMPANY
             (Exact name of registrant as specified in its charter)


         Missouri                                          43-0470580
 (State of incorporation)                      (IRS Employer Identification No.)

                               Checkerboard Square
                            St. Louis, Missouri 63164
               (Address of principal executive offices) (Zip Code)

If this form relates to the              If this form relates to the
registration of a class of securities    registration of a class of securities
pursuant to Section 12(b) of the         pursuant to Section 12(g) of the
Exchange Act and is effective            Exchange Act and is effective
pursuant to General Instruction          pursuant to General Instruction
A.(c), please check the following        A.(d), please check the following
box. [X]                                 box. [  ]


        Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                         Name of Each Exchange on Which
    to be so Registered                         Each Class is to be Registered

  Rights to Purchase Common Stock                   New York Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

         The undersigned registrant hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-04582) filed with the Securities and Exchange Commission (the "Commission") on March 29, 1996, as previously amended by Form 8-A/A filed with the Commission on January 21, 1999.


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         We have amended our rights agreement so that our recently announced merger with Nestle Holdings, Inc. does not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below.

         AMENDMENT TO THE RIGHTS AGREEMENT. On January 15, 2001, Ralston Purina Company (the "Company") and Wells Fargo Bank Minnesota, N.A., successor to Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent"), entered into Amendment No. 1 (the "Amendment") to the Rights Agreement effective as of March 28, 1996, as amended by the First Amended Rights Agreement effective as of May 28, 1998 (as so amended, the "Rights Agreement"), between the Company and the Rights Agent. The Amendment provides, among other things, that neither Nestle Holdings, Inc., a Delaware corporation ("Nestle"), nor Newco Merger Company, a Missouri corporation and a direct wholly owned subsidiary of Nestle ("Sub"), nor any of Nestle's Affiliates or Associates will become an Acquiring Person as a result of the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of January 15, 2001 (the "Nestle Merger Agreement"), among Nestle, Sub and the Company, or the consummation of the transactions contemplated thereby.

         In addition, the Amendment amends Sections 1(y) and 3(a) of the Rights Agreement to provide that notwithstanding any other provision of the Rights Agreement, (i) a Shares Acquisition Date will not occur or be deemed to occur as a result of the approval, execution, delivery or performance of the Nestle Merger Agreement, or the consummation of the transactions contemplated thereby, and (ii) a Distribution Date will not occur or be deemed to occur as a result of the approval, execution, delivery or performance of the Nestle Merger Agreement, or the consummation of the transactions contemplated thereby. The Amendment also provides that the Rights will cease to be exercisable immediately prior to the effective time of the merger.

         The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.


ITEM 2.           EXHIBITS.

1. Amendment No. 1, dated as of January 15, 2001, to the Rights Agreement effective as of March 28, 1996, as amended by the First Amended Rights Agreement effective as of May

28, 1998, between Ralston Purina Company and Wells Fargo Bank Minnesota, N.A., successor to Norwest Bank Minnesota, N.A., as Rights Agent.

                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  January 16, 2001

                                     RALSTON PURINA COMPANY


                                     By: /s/ Stanley M. Rea
                                        -------------------------------
                                        Name:  Stanley M. Rea
                                        Title: Vice President and
                                               General Counsel

                                    EXHIBITS


1. Amendment No. 1, dated as of January 15, 2001, to the Rights Agreement effective as of March 28, 1996, as amended by the First Amended Rights Agreement effective as of May 28, 1998, between Ralston Purina Company and Wells Fargo Bank Minnesota, N.A., successor to Norwest Bank Minnesota, N.A., as Rights Agent.